AMENDMENT NO. 2

TO TRANSFER AGENCY SERVICES AGREEMENT

This AMENDMENT NO. 2 (the “Amendment”) is made as of June 29, 2010, and shall be effective as of January 1, 2010, by and among PNC Global Investment Servicing (U.S.) Inc. (f/k/a PFPC Inc.), a Massachusetts corporation (“PNC”), and each GE Fund Product (as defined below).

BACKGROUND:

A.	PNC and each of the GE Funds, GE Institutional Funds, GE Investments Funds, Inc., Elfun Funds, S&S Funds and GE Stock IRA Program (individually, a “GE Fund Product”; and, collectively, the “GE Fund Products”) entered into a separate Transfer Agency Services Agreement, dated as of September 17, 2004, as amended by Amendment No. 1 on April 17, 2008 (the “Original Agreement”).

B.	The GE Fund Products desire that certain terms of the Original Agreement be amended as set forth herein, including, but not limited to, an extension of the duration of the Original Agreement, and, subject to the terms of this Amendment No. 2, and PNC is agreeable thereto.

C.	The GE Fund Products and PNC desire that this Amendment No. 2 constitute an amendment to the Original Agreement to accommodate the desire of the parties as expressed in paragraph B above.

D.	This Background section is hereby incorporated by reference in and made a part of this Amendment.

TERMS:

Intending to be legally bound, the parties hereby agree as follows:

1.	Modifications to Original Agreement. The Original Agreement is amended as follows:

(a)    The term “Agreement” is redefined to mean “the Original Agreement as amended by Amendment No. 1, the Red Flags Services Amendment dated April 30, 2009 (the “Red Flags Services Amendment”), and Amendment No. 2”.

(b)    Section 19(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Upon the expiration of the Initial Term, this Agreement shall remain in effect until the end of the calendar year during which the Initial Term expires, i.e., through December 31, 2009. This Agreement shall then be extended for an additional period of five (5) years by written agreement of the parties hereto, i.e., through December 31, 2014 (the “Extension Term”). Upon the expiration of the Extension Term, this Agreement shall remain in effect until written termination notice is given (the “Renewal Term”), with or without cause, by PNC upon at least one hundred eighty (180) days’ prior written notice to the GE Fund Products or by the GE Fund Products upon at least ninety (90) days’ prior written notice to PNC.”

(c)    Section 19(e) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(e) (i) The GE Fund Products may terminate this Agreement for convenience and without cause before the expiration of the Extension Term (“Early Termination”), by giving PNC at least ninety

(90) days’ prior written notice designating the termination date. In such event, the GE Fund Products will pay to PNC an early termination fee equal to such fees and amounts excluding any out-of-pocket charges (the “Early Termination Fee”), as outlined below:

(A)	if the GE Fund Products seek Early Termination during the first or second year of the Extension Term (i.e., before December 31, 2011), such Early Termination Fee shall be the reasonable compensation that would have been paid to PNC calculated as if the services had remained with PNC from the date of conversion or termination of services until the end of the second anniversary of the Extended Term, as agreed to between the parties; or

(B)	if the GE Fund Products seek Early Termination during the third, fourth or fifth year of the Extension Term (i.e., from and after January 1, 2012), the parties agree that no Early Termination Fee shall be paid to PNC.

The Early Termination Fee shall be calculated using the average of the monthly fees (excluding any out-of-pocket charges) due to PNC under this Agreement during the last three calendar months before the date of the notice of Early Termination (or, if not given, the date services are terminated hereunder).

(ii) PNC shall, if requested, make a good faith effort to facilitate a conversion to a successor service provider; provided that PNC does not guarantee that it will be able to effect a conversion on the date(s) so requested.

(iii) Notwithstanding anything contained in this Agreement to the contrary and for the avoidance of doubt, PNC and the GE Fund Products agree that such Early Termination Fee shall not apply to:

(A)	a termination in accordance with the Material Breach provisions of Section 19(d) of this Agreement;

(B)	a termination with respect to a series portfolio (the “Series”) of a GE Fund Product or a GE Fund Product in accordance with Section 19(f) of this Agreement;

(C)	a termination with respect to a GE Fund Product as a result of a Change in Control as defined in Section 19(e)(iv) below.

(iv) For purposes of this Section 19(e), a “Change in Control” means a merger, consolidation, adoption, acquisition, change in control, re-structuring, or re-organization of or any other similar occurrence involving a GE Fund Product that is a party to this Agreement.”

(d)    Section 19(f) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(f) If a GE Fund Product intends to close, liquidate, merge, reorganize, or restructure a Series so that the Series no longer is an operating Series of the GE Fund Product or other entity of which it was a part, that GE Fund Product may, upon ninety (90) days’ prior written notice to PNC (the “Notice Period”), remove that Series from this Agreement without owing any further fees to PNC for any period after the Notice Period with respect to that Series, except for such fees owing to PNC for services rendered to that Series. Similarly, if a GE Fund Product itself intends to close, liquidate, merge, reorganize, or restructure so that it no longer becomes an operating entity, such GE Fund Product may, upon ninety (90) days’ prior written notice to PNC, be removed from this Agreement without owing any further fees to PNC for any period after the Notice Period with respect to such

GE Fund Product, except for such fees owing to PNC for services rendered to that GE Fund Product. Notwithstanding the foregoing, the terms of this Agreement shall remain in full force and effect during and after the Notice Period with respect to any remaining Series and GE Fund Products as then set forth on Exhibit A to this Agreement.”

(e)    The introductory paragraph of Section 14 of the Original Agreement (immediately before Section 14(a)) is hereby deleted in its entirety (leaving in place all subsections starting with (a)) and replaced with the following:

“14. Description of Services. PNC agrees to provide the services described in this Section 14. The parties agree to negotiate in good faith to revise or supplement the services described in this Section 14 to the extent appropriate or required to reflect changes in applicable law or prevalent industry practices, or to resolve ambiguities in the description of the services specified.”

(f)    Section 14(a) of the Original Agreement is amended by adding thereto new subsections xxiii to xxix, which shall read in its entirety as follows:

“(xxiii) Prepare a consolidated 1099-DIV, 1099-B and 1099-INT tax form for the tax year 2009 and all subsequent tax years thereafter.

(xxiv) Prepare and deliver monthly account statement to shareholders of all Money Market Funds. Prepare and deliver quarterly account statements to all shareholders and their brokers of record.

(xxv) Perform all daily Stock IRA functions as mutually agreed upon between the parties hereto.

(xxvi) Adhere to all Regulatory Compliance rules as required for PNC acting in the capacity contemplated by this Agreement.

(xxvii) Maintain shareholder website for account access, and Voice Response Unit (“VRU”) for fund pricing and account access.

(xxviii) To the extent applicable, and as mutually agreed upon by the parties hereto, PNC will assist the GE Fund Products to comply with the requirements of any new regulation that become effective.

(xxix) On an annual basis, at the request of the GE Fund Products, PNC shall provide a letter to the GE Fund Products (the form of which is attached to this Amendment as Exhibit 1) that indicates that certain records that consist of transaction order instructions (purchase, redemption, exchange, maintenance) for the prior year’s activity are stored in a non-rewritable and non-erasable media that PNC will retain for a period of six years in an electronic storage media system.”

(g)    Section 14(q) of the Original Agreement is amended by adding thereto the following sentence at the end of such section:

“Such enhancements shall include, but not be limited to, using best efforts to initiate certain upgrades to the web based shareholder application “NextGen” in calendar year 2010.”

(h)    Section 14(u) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“AccessData. On a daily basis, PNC shall provide AccessData with a transfer agent feed (i.e. transactions) and PNC agrees to use its best efforts to assist AccessData in resolving any issues that may arise relating to such transfer agent feed, including data and systems integrity and file transmissions.”

(i)    Section 14(v)(i) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(i) On a daily basis, PNC shall access the relevant AccessData portal and review the disruptive trading activity generated by the AccessData System for direct invested accounts (which does not include omnibus accounts); report to the GE Fund Products any findings of potential market timing activity; and upon written instructions from the GE Fund Products, take action against any shareholder or broker who engaged in such market timing activity via written correspondence. PNC shall not be required to, and shall assume no responsibility for, running reports or reviewing data with regard to omnibus accounts or any underlying accounts associated with omnibus accounts.

(j)    Section 14 of the Original Agreement is amended by adding thereto new subsections (y) and (z) which shall be read in its entirety as follows:

“(y) Annual Service Review. PNC agrees to meet annually with certain officers of the GE Fund Products, as shall be mutually agreed upon by the parties hereto, to discuss the services provided by PNC during the prior annual period, plans for the current period and any other matters as considered by the parties to be appropriate and desirable for discussion.

“(z) Pricing Review. At the request of the GE Fund Products, at a frequency no more than annual and not prior to the end of the second year of the Extension Term, PNC agrees to review the pricing for the services pursuant to this Agreement in comparison with PNC’s pricing for other unaffiliated 1940 Act funds to which PNC provides transfer agent services (hereinafter referred to as “Other Clients”). In connection with such pricing review, PNC shall determine the average fees applicable to service an account (the “Average Fees Per Account”) of its Other Clients. In the event that the Average Fees Per Account of the GE Fund Products is greater than the Average Fees Per Account of such Other Clients, PNC agrees to offer adjusted pricing to the GE Fund Products that would lower the GE Fund Products’ Average Fees Per Account to be in line with the pricing of such Other Clients. PNC shall offer any such adjusted pricing without unreasonable delay on a prospective basis to the GE Fund Products via an amendment in accordance with Section 21. No adjustment to pricing however shall be effective prior to January 1, 2013.”

(k)    Section 18(a) of the Original Agreement is amended by adding thereto new subsections (vii) and (viii) which shall be read in its entirety as follows:

“(vii) it complies, and will continue to comply, with the Massachusetts Standards for the Protection of Personal Information of Residents of the Commonwealth, 201 CMR 17.00, promulgated by the Massachusetts Office of Consumer Affairs and Business Regulation (the “Standards”) and has developed, and will continue to maintain, a comprehensive information security program to protect personal information (the “Program”) that complies with the Standards. On an annual basis, PNC agrees to certify to the Funds that it maintains the Program which complies with the Standards.

(viii) the monthly expense related to the Voice Response Unit (VRU) fees do not apply to the callers prompted to the broker dealer line or wholesaler line if PNC continues to service these lines in PNC’s Call Center. In the event the GE Fund Products move the broker dealer line or the wholesaler line away from the PNC Call Center while still utilizing PNC’s Voice Response Unit (VRU), applicable charges will apply.”

(l)    Section 18(b)(iv) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(iv) with respect to the Funds, a registration statement under the 1933 Act and the 1940 Act on behalf of each Series is currently effective and will remain effective to the extent required by applicable law or not expressly exempted, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Series being offered for sale; and”

2.    List of GE Fund Products. Exhibit A to the Original Agreement is hereby deleted in its entirety and replaced with Exhibit A attached to this Amendment.

3.    Exhibit E to the Original Agreement is hereby deleted in its entire and replaced with Exhibit E attached to this Amendment.

4. Miscellaneous.

(a)	This Amendment No. 2 when read with the Original Agreement, Amendment No. 1 and the Red Flag Services Amendment, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(b)	This Amendment No. 2 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment No. 2 shall constitute the valid and binding execution hereof by such party.

(c)	If any provision of this Amendment No. 2 is found to be invalid, illegal or unenforceable, no other provision of this contract shall be affected and all other provisions shall be enforced to the full extent of the law.

(d)	Capitalized terms not defined herein shall have their respective meanings as defined in the Original Agreement.

(e)	This Amendment No. 2 shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed by their duly authorized officers, as of the day and year first above written.

GE Funds

By:
Name:
Title:

GE Institutional Funds

By:
Name:
Title:

GE Investments Funds, Inc.

By:
Name:
Title:

Elfun Funds

By:
Name:
Title:

S&S Funds

By:
Name:
Title:

GE Stock IRA Program

By:
Name:
Title:

PNC Global Investment Servicing (U.S.) Inc.

By:
Name:
Title:

EXHIBIT 1

TO

AMENDMENT NO. 2

TO TRANSFER AGENCY SERVICES AGREEMENT

[DATE]

Robert Dineen,

Director of Operations

GE Mutual Funds

3001 Summer Street

Stamford, CT 06905

Re: Record Retention for period [                                        ]

Dear Bob,

Pursuant to our conversation, this letter is to confirm that for the period referenced above, the transfer agent has maintained records which consist of transaction order instructions (purchase, redemption, exchange, maintenance) and include the following data elements: transaction order type, account, identity of the person who entered the transaction, modifications or cancellations of orders, the date/time the order was received, the date/time the order was processed, and the price and number of shares for which the transaction was executed.

These records are stored in a non-rewriteable and non-erasable media that PNC will retain for a period of six years in an electronic storage media system. Furthermore, PNC has the ability to retrieve the data and provide GE with a file in a mutually agreed upon format and timeframe.

I hope this information is helpful. If you have any questions or require additional information, please feel free to contact me at (508) 871-9411.

Sincerely,

Donna McKenna

Vice President

Investor Services—Transfer Agency

Exhibit A

GE FUNDS PRODUCTS AND RESPECTIVE SERIES

GE FUNDS

GE Money Market Fund	Class A
Class B
Class C
Institutional Class

GE Core Value Equity Fund	Class A
Class B
Class C
Class R
Class Y

GE Fixed Income Fund	Class A
Class B
Class C
Class R
Class Y

GE Global Equity Fund	Class A
Class B
Class C
Class R
Class Y

GE Government Securities Fund	Class A
Class B
Class C
Class Y

GE International Equity Fund	Class A
Class B
Class C
Class R
Class Y

GE Premier Growth Equity Fund	Class A
Class B
Class C
Class R
Class Y

GE Short Term Government Fund	Class A
Class B
Class C
Class R

Class Y

GE Small Cap Equity Fund	Class A
Class B
Class C
Class R
Class Y

GE Tax-Exempt Fund	Class A
Class B
Class C
Class Y

GE Total Return Fund	Class A
Class B
Class C
Class R
Class Y

GE US Equity Fund	Class A
Class B
Class C
Class R
Class Y

GE INSTITUTIONAL FUNDS

GE Institutional Core Value Equity Fund	Investment Class
Service Class

GE Institutional Income Fund	Investment Class
Service Class

GE Institutional International Equity Fund	Investment Class
Service Class

GE Institutional Mid-Cap Growth Fund	Investment Class
Service Class

GE Institutional Money Market Fund	Investment Class
Service Class

GE Institutional Premier Growth Fund	Investment Class
Service Class

GE Institutional S&P 500 Index Fund	Investment Class
Service Class

GE Institutional Strategic Investment Fund	Investment Class
Service Class

GE Institutional US Equity Fund	Investment Class
Service Class

GE INVESTMENTS FUNDS, INC.

GE Investments Total Return Fund	Class 1
Class 2
Class 3

GE Investments Core Value Equity Fund	Class 1
Class 4

GE Investments Income Fund	Class 1
Class 4

GE Investments International Equity Fund	Class 1
Class 4

GE Investments Mid-Cap Equity Fund	Class 1
Class 4

GE Investments Money Market Fund	Class 1

GE Investments Premier Growth Equity Fund	Class 1
Class 4

GE Investments Real Estate Securities Fund	Class 1
Class 4

GE Investments S&P 500 Index Fund	Class 1

GE Investments Small Cap Equity Fund	Class 1
Class 4

GE Investments US Equity Fund	Class 1
Class 4

ELFUN FUNDS

Elfun Money Market Fund

Elfun Income Fund

Elfun International Equity Fund

Elfun Diversified Fund

Elfun Trusts Fund

Elfun Tax-Exempt Income Fund

S&S FUNDS

S&S Program Mutual Fund

S&S Income Fund

GE STOCK IRA FUND

EXHIBIT E

“As-Of” Transaction Procedures

Summary:

An “as of” transaction, also known as a backdated trade, is defined as a purchase, redemption or exchange transaction processed on a retroactive basis. The effective date of the trade is one prior to the processing date. The difference in the share price between the “as of” trade and the processing date could result in a gain or loss to a Series (or shareholder) which may increase or dilute the assets of the Series or any dividends paid by the Series during the accumulation period (with respect to each Series, the “accumulation period” shall be defined as that Series’ fiscal year).

This Exhibit defines the responsibilities of PNC Global Investment Servicing, Inc. (“PNCGIS”) with respect to tracking and reclaiming loss amounts caused by said “as of” transactions.

PNCGIS Responsibilities:

1.	Supersheet Reporting:

PNCGIS will track at the Series and share class level, both on a daily and cumulative basis, the impact of all shareholder “as-of” transactions processed through PNCGIS’s system. This tracking is reflected on the daily Supersheets prepared by PNCGIS, and sent to the Series’ accounting agent (“Fund Accounting”). The Supersheets shall also reflect all inflows and outflows of each Series and share class through the day.

2.	Gain/Loss Reporting and Tracking:

With respect to all gains or losses resulting from “as-of” transactions, PNCGIS shall identify and match the gains or losses with the party that is deemed to be responsible for such gains or losses (the “Responsible Party”). Such tracking of the Responsible Party shall be done on a daily basis at the Series and share class level, as well as cumulatively for each Funds’ fiscal period. PNCGIS may be required to prepare detailed explanations of “as-of” activity, primarily for internal process improvement purposes. Additionally, a daily/weekly/monthly gain/loss report shall be made available to designated individuals at GEAM upon request.

To facilitate the tracking and reporting process, PNCGIS shall assign a code to match all gains and losses to the Responsible Party, as follows:

A. Management Company

•	GE Asset Management Incorporated (“GEAM”)
•	GE Investment Distributors, Inc. (“GEID”)

B. Specific Series and Share class

•	Estimates
•	Shareholder
•	Transmission Issue

C. Transfer Agent (i.e., PNCGIS)

D. Third-party dealer or intermediary (provides letter of indemnity; PNCGIS shall collect from any third-party dealer or intermediary firm for any losses of $50 or greater that they are deemed to be responsible)

3.	Reimbursement by PNCGIS

If at any point during the accumulation period, an “as-of” loss amount, at the Series or share class level, becomes equal to or exceeds the lesser value of (i) $0.005 per share of the Series, or (ii) $5,000, on a cumulative net basis (the “Material Cumulative Loss Amount”), PNCGIS shall notify GEAM and the Series’ account agent (“Fund Accounting”) immediately. At that time, PNCGIS will provide a detailed explanation of the transaction, or transactions, which caused the “as-of” amount to equal or exceed the lesser value of $0.005 per share or the $5,000 threshold. PNCGIS will work closely with GEAM to identify and resolve the full gain/loss amount.

If PNCGIS is identified as the Responsible Party for such Material Cumulative Loss Amount, then PNCGIS shall reimburse the applicable Series for such Material Cumulative Loss Amount within thirty (30) calendar days from the date of the transaction that resulted in the Material Cumulative Loss Amount.

At the end of each fiscal period, PNCGIS shall not be responsible for any “as-of” loss amount remaining on the books of a Series that is less than the lesser of (i) $0.005 per share of the Series; or (ii) $5,000.00, on a cumulative net basis. The cumulative tracking mechanism for “as-of” losses will be reset to zero to begin the next fiscal period.

4.	Reimbursement by Others

For those “as-of” transaction losses where PNCGIS is not identified as the Responsible Party, PNCGIS shall assist GEAM in properly identifying the party responsible for the “as-of” transaction losses and in seeking to obtain full reimbursement for such losses from the Responsible Party. In seeking to obtain such reimbursement, PNCGIS shall issue a written notice to such Responsible Party seeking reimbursement for the “as-of” transaction losses. If the reimbursement amount is not received from the Responsible Party within 30 calendar days following the mailing of the initial notice letter, PNCGIS shall send a second written notice to the Responsible Party seeking full reimbursement of the “as-of” transaction losses.

5.	Late Dividend Gain/Loss Reimbursement

PNCGIS shall reimburse the applicable Series within thirty (30) calendar days for any material late dividend loss amount for which PNCGIS is responsible. Late dividend gain/loss is defined as an increase or decrease in a Series dividend or distribution amounts to be paid, resulting from any “as-of” trading activity after the Series’ distribution ex-dividend date (ex-date). A late dividend loss amount is considered material if the cumulative net gain/loss balance is greater than or equal to the lesser value of $0.005 per outstanding share or $5,000 over an accumulation period.

PNCGIS will not be responsible for accrual gain/loss results from any “as-of” trade activity in a daily dividend accrual fund.

Note: Dividend and Capital Gain accruals shall be reimbursed by the party responsible for the “as of” transaction loss.